INDEPENDENT CONTRACTOR SERVICES AGREEMENT

Agreement between Margaret Seaman ("Contractor") and Rapid Bio Tests Corporation, a Nevada corporation ("Company").

                                    RECITALS

A. The Company desires to retain Contractor to provide certain services, including, but not limited to, operations planning, human resources assessment development of employee handbook, office management services and bookkeeping duties (the "Services") as directed by the Company; and

B. The Company has determined that the value of the services is $14,000; and

C. Contractor has agreed to provide such services.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

1. SERVICES. Contractor expressly agrees that it shall perform secretarial and bookkeeping services as directed by the Company. In consideration of Contractor performing and completing her responsibilities hereunder, Company shall issue Contractor 350,000 shares of the Company's $.001 par value common stock. Such compensation shall not include any and all travel expenses incurred by Contractor. The Company shall reimburse any such travel and out-of-pocket expenses to Contractor in excess of the compensation stated herein if such expenses are pre-approved, in writing, by the Company.

2. MUTUTAL COOPERATION. In order to provide the Services, Contractor agrees that at Company's request it shall meet with Company personnel at Company's offices in Springfield, Oregon. The meeting times shall be mutually agreeable. Both parties acknowledge that it shall be necessary to cooperate in order to carry out this Agreement, and each agrees to reasonably cooperate with the other.

3. PROPRIETARY INFORMATION. Contractor shall keep confidential any proprietary, trade secret, business secret, copyright, patent or other such information of Company, or of any of its vendors, suppliers, or customers, which it learns as the result of carrying out her obligations hereunder. Contractor expressly further agrees that she shall return any such information and copies thereof to Company upon completion of Contractor's duties under this Agreement, or upon Company's request. The terms of this Section 3 shall survive the termination of this Agreement.

4. INDEPENDENT CONTRACTOR. The Parties expressly agree that the Contractor shall be an independent contractor for all purposes in the performance of this Agreement and shall not be an employee of Company.

5. INDEMNIFICATION. Contractor expressly agrees anything herein to the contrary notwithstanding, that she shall indemnify and hold Company fully harmless against any damages of any kind whatsoever, including costs and reasonable attorneys' fees, Company shall incur as a result of injuries to persons or damage to tangible property caused by the negligent acts of, or negligent failure to act by Contractor.

Company expressly agrees anything to the contrary notwithstanding, that it shall indemnify and hold Contractor fully harmless against any damages of any kind whatsoever, including costs and reasonable attorneys' fees, Contractor shall incur as a result of the negligent acts of, or negligent failure to act by Company, its employees or agents while on Contractor's premises.

6. LIMITATIONS OF LIABILITY. Except as set forth in Sections 4(iii) and 5 of this Agreement, neither party will be liable to the other for special, indirect, consequential or incidental losses or damages of any kind or nature whatsoever, including but not limited to lost profits, lost records or data, lost savings, loss of use of facility or equipment, loss by reason of facility shut-down or non-operation or increased expense of operations, or other costs, charges, penalties, or liquidated damages, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen.

Except for Section 5 of this Agreement, Company agrees that Contractor's liability hereunder regardless of form of action, shall not exceed the total amount paid for services under this Agreement. Except for Section 5 of this Agreement, in no event whatsoever shall Company's liability to Contractor for any other reason whatsoever exceed in the aggregate the mutually agreed to compensation for Services provided under the Agreement.

7. WAIVER. It is expressly understood that if either party, on any occasion fails to perform any term of this Agreement, and the other party does not enforce that term, the failure to enforce on that occasion shall not constitute a waiver of that term by the other party.

8. TERMINATION. This Agreement will terminate exactley twelve (12) months after the execution hereof, unless terminated in accordance with this section 8. If either party neglects or fails to perform any of its obligations under this Agreement and such failure continues for a period of ten (10) days after notice thereof, the other party shall have the right to terminate this Agreement. Both parties acknowledge that the determination of actual damages in the case of nonperformance by either party will be difficult or impossible. Both parties therefore agree that damages under this Agreement will be as follows: In the event of Contractor's default, Contractor shall forfeit her fees hereunder and no fee shall be payable to her; and in the event of Company's default, Contractor shall receive only the portion of the total fee representing work previously completed, but in no event shall this amount exceed the total fee. This measure of damages shall be interpreted as liquidated damages, and not as a penalty.

9. DELEGATIONS AND ASSIGNMENTS. Anything in the Agreement to the contrary notwithstanding, Contractor may not delegate or assign any or all of her duties under the Agreement to any other individual or entity except when such delegation or assignment is approved in advance by Company in writing, which approval Company may, in its sole discretion, grant or deny.

10. MISCELLANEOUS. This Agreement together with the Exhibits attached hereto shall be an agreement binding upon each of the parties hereto, their successors, and to the extent permitted their assigns. This Agreement shall be governed by the laws of the State of Nevada without regard to conflict of laws provisions. This Agreement cannot be amended or otherwise modified except as agreed to in writing by each of the parties hereto. This Agreement and the Exhibits attached hereto represent the sole agreement between the parties and supersedes and merges any prior agreement oral or written between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, Contractor and Company have caused this Agreement to be executed. This Agreement shall become effective on the date the Agreement is executed by all parties hereto.


CONTRACTOR


By:         /s/  Margaret Seaman
            ----------------------------
            Margaret Seaman

Date:
            ----------------------------


COMPANY

By:         /s/ Geoffrey Seaman
            ----------------------------
            Geoffrey V.F. Seaman
Its:        President

Date:
            ----------------------------